Exhibit 99.1

AITX’s RAD Applauds Kansas and Missouri Governor’s Commitment to Fair Competition in School Safety Funding

Detroit, Michigan, July 5, 2024 — Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), today expressed strong support for Kansas Governor Laura Kelly’s and Missouri Governor Mike Parson recent vetoes of legislation that would have limited school safety funding to a single company.

“We commend Governors Kelly and Parson for their decisions to promote fair competition and ensure that schools have the freedom to choose the best safety solutions for their unique needs,” said Steve Reinharz, CEO/CTO of AITX and RAD. “These decisions foster a fair marketplace, driving innovation and competition, which ultimately benefits the end users, our schools, and students. At RAD, we are committed to providing innovative and reliable firearm detection solutions that enhance public safety. By encouraging a competitive environment, we can continually improve our technologies and offer a broader range of effective solutions to meet the diverse security needs of educational institutions.”

The vetoed measure included criteria, such as SAFETY Act Designation, that only one company, ZeroEyes, currently meets, which raised concerns about limiting competition and creating a de facto no-bid contract scenario. The governors’ action ensures that schools are not restricted to a single provider, thereby fostering competition and innovation in the market.

On May 30, 2024, RAD announced enhanced gun detection technology and its initiative aimed at achieving SAFETY Act Designation.

For more information about RAD and its firearm detection solutions, please visit RAD’s website.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX, through its subsidiaries, Robotic Assistance Devices, Inc. (RAD), RAD-R, RAD-M and RAD-G is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz